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                                                                    Exhibit 99.1

---------------------------(BACK YARD BURGERS LOGO)-----------------------------

Contact:     Michael G. Webb
             Chief Financial Officer
             (901) 367-0888 Ext. 1226


           BACK YARD BURGERS ANNOUNCES PLANS TO SEPARATE CHAIRMAN AND
                    CEO POSITIONS; MANAGEMENT RESTRUCTURING

         MEMPHIS, TENNESSEE (FEBRUARY 27, 2006) -- The Board of Directors of Back Yard Burgers, Inc. (Nasdaq: BYBI) (the "Company") today announced plans to separate the Chairman and Chief Executive Officer positions of the Company. The Board of Directors also accepted the resignation of Michael W. Myers from his positions as President and Chief Operating Officer of the Company, effective immediately.

         The Board of Directors will conduct an executive search for an individual to serve as the Chief Executive Officer/President of the Company. Mr. Lattimore M. Michael, Chairman and Chief Executive Officer of the Company, will continue to serve as Chief Executive Officer until a new CEO/President is appointed by the Board of Directors. The Board of Directors expects that, after the appointment of a new CEO/President, Mr. Michael will continue to serve as Chairman of the Board but would not serve as an executive officer of the Company.

         In connection with the matters described above, the Board of Directors appointed Joseph L. Weiss to serve as Chief Operating Officer on an interim basis until a new CEO/President is retained. Mr. Weiss has served as a director of the Company since 1989 and is currently president of A. Weiss Company, a franchisee of the Company. From 1993 to 1999, Mr. Weiss was President and Chief Operating Officer of the Company. Because of his appointment as interim Chief Operating Officer, Mr. Weiss has resigned from his positions on the Board's Audit Committee and Compensation Committee.

         About Back Yard Burgers: Back Yard Burgers operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.

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